Exhibit 10.23

Alliance HealthCare Services, Inc.
Summary of Compensation Arrangements
For Named Executive Officers

Base Salaries and Target Bonus Percentages. The current annual base salaries and target annual bonus opportunities (expressed a percentage of base salary) for the current named executive officers of Alliance HealthCare Services, Inc. (the “Company”) are as follows:

Named Executive Officer	Title	Current Base Salary	Target Bonus %
Percy C. Tomlinson	President and Chief Executive Officer	$600,000	85%
Howard A. Aihara	Executive Vice President and Chief Financial Officer	$299,580	75%
Richard W. Johns	Executive Vice President, General Counsel and Secretary	$325,000	75%
Richard A. Jones	President, Imaging Division	$310,000	75%

For 2014, under the Company’s Executive Incentive Plan (the “EIP”), the named executive officers are eligible to receive an annual cash bonus award that will be determined based on achievement against certain performance measures.